Buenos Aires, May 29, 2019

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS S.A.

Ref.: Relevant Event. Corporate Reorganization.

Dear Sirs,

I am writing to the National Securities Commission (Comisión Nacional de Valores) and Bolsas y Mercados Argentinos S.A. in my capacity as Responsible for Market Relations of Pampa Energía S.A. (“Pampa”) to inform that, on the date hereof, the respective Shareholders’ Meetings of Pampa and Parques Eólicos Argentinos S.A. (“PEA”) resolved to leave without effect the merger of Pampa and PEA.

Sincerely,

Victoria Hitce

Head of Market Relations